                                              -------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:   October 31, 2000 /
                                              / Estimated average burden    /
                                              / hours per response....14.90 /
                                              -------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No. _________)*


                             Centra Software, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         COMMON STOCK, $.001 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  15234X-10-3
                             --------------------
                                (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

------------------------                                    ------------------
  CUSIP No. 15234X-10-3                     13G             Page 2 of 12
           ------------                                          -    --
------------------------                                    ------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Commonwealth Capital Ventures L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,491,667 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,491,667 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,491,667 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

------------------------                                    -----------------
  CUSIP No. 15234X-10-3                     13G             Page 3 of 12
           ------------                                          -    --
------------------------                                    -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Commonwealth Venture Partners L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,491,667 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,491,667 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,491,667 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

-------------------------                                        --------------
  CUSIP NO. 15234X-10-3                     13G                   Page 4 of 12
           ------------                                                -    --
-------------------------                                        --------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Michael T. Fitzgerald
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,491,667 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,491,667 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,491,667 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                              Page 4 of 12 pages

------------------------                                       ---------------
  CUSIP NO. 15234X-10-3                 13G                      Page 5 of 12
           ------------                                               -    --
------------------------                                       ---------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Jeffrey M. Hurst
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,491,667 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,491,667 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,491,667 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                              Page 5 of 12 pages

------------------------                                        ---------------
  CUSIP No. 15234X-10-3                    13G                    Page 6 of 12
           ------------                                                -    --
------------------------                                        ---------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      R. Stephen McCormack, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,491,667 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,491,667 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,491,667 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                              Page 6 of 12 pages

                                 Schedule 13G
                                 ------------

Item 1(a).  Name of Issuer: Centra Software, Inc.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            430 Bedford Street, Lexington, MA  02420

Item 2(a).  Names of Persons Filing: Commonwealth Venture Partners L.P.,
            -----------------------
            Commonwealth Capital Ventures L.P., Michael T. Fitzgerald, Jeffrey
            M. Hurst and R. Stephen McCormack, Jr.

            Commonwealth Venture Partners L.P. is the sole general partner of Commonwealth Capital Ventures L.P. Messrs. Fitzgerald, Hurst and McCormack are the individual general partners of Commonwealth Venture Partners L.P.

Item 2(b).  Address of Principal Business Office or, if None, Residence: The
            -----------------------------------------------------------
            address of the principal business office of Commonwealth Venture Partners L.P., Commonwealth Capital Ventures L.P. and Messrs. Fitzgerald, Hurst and McCormack is 20 William Street, Wellesley, Massachusetts 02481.

Item 2(c).  Citizenship: Commonwealth Venture Partners L.P. and Commonwealth
            -----------
            Capital Ventures L.P. are each a limited partnership organized under the laws of the State of Delaware. Messrs. Fitzgerald, Hurst and McCormack are citizens of the United States.

Item 2(d).  Title of Class of Securities: Common Stock, $.001 par value.
            ----------------------------

Item 2(e).  CUSIP Number: 15234X-10-3
            ------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)
            ------------------------------------------------------------------
            or (c), check whether the person filing is a:
            --------------------------------------------

            Not Applicable.

Item 4.     Ownership.
            ---------

      (a)   Amount Beneficially Owned:

            As of December 31, 2000, Commonwealth Capital Ventures L.P. was the record owner of 1,491,667 shares of Common Stock of the Issuer (the "Record Shares"). As the sole general partner of Commonwealth Capital Ventures L.P., Commonwealth Venture Partners L.P. may be deemed to beneficially own the Record Shares. As individual general partners of Commonwealth Venture Partners L.P., each of Messrs. Fitzgerald, Hurst and McCormack may be deemed to beneficially own the Record Shares.

                               Page 7 of 12 pages

      (b)   Percent of Class:

             Commonwealth Venture Partners L.P.             6.1%
             Commonwealth Capital Ventures L.P.             6.1%
             Michael T. Fitzgerald                          6.1%
             Jeffrey M. Hurst                               6.1%
             R. Stephen McCormack, Jr.                      6.1%

      The foregoing percentages are calculated based on the 24,277,322 shares of Common Stock reported to be outstanding in the Issuer's 10-Q for the period ended September 30, 2000.

      (c)   Number of shares as to which such person has:

            (i)     sole power to vote or to direct the vote:

                    0 shares for each reporting person.

            (ii)    shared power to vote or to direct the vote:

                    Commonwealth Venture Partners L.P. 1,491,667 shares Commonwealth Capital Ventures L.P. 1,491,667 shares
                    Michael T. Fitzgerald                   1,491,667 shares
                    Jeffrey M. Hurst                        1,491,667 shares
                    R. Stephen McCormack, Jr.               1,491,667 shares

            (iii)   sole power to dispose or to direct the disposition of:

                    0 shares for each reporting person.

            (iv)    shared power to dispose or to direct the disposition of:

                    Commonwealth Venture Partners L.P. 1,491,667 shares Commonwealth Capital Ventures L.P. 1,491,667 shares
                    Michael T. Fitzgerald                   1,491,667 shares
                    Jeffrey M. Hurst                        1,491,667 shares
                    R. Stephen McCormack, Jr.               1,491,667 shares

      Each reporting person, other than Commonwealth Capital Ventures L.P., disclaims beneficial ownership of all such shares of Common Stock.

Item 5.     Ownership of Five Percent or Less of a Class.
            --------------------------------------------

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
            ---------------------------------------------------------------

            Not Applicable.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company.
            ------------------------------------------------------------

            Not Applicable.

                               Page 8 of 12 pages

Item 8.    Identification and Classification of Members of the Group.
           ---------------------------------------------------------

           Not Applicable.

Item 9.    Notice of Dissolution of Group.
           ------------------------------

           Not Applicable.

Item 10.   Certifications.
           --------------

           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                 [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                     [SIGNATURE PAGE FOLLOWS IMMEDIATELY]

                               Page 9 of 12 pages

                                  Signatures
                                  ----------

     After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. Each of the undersigned also hereby agrees to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                                                           ---------

Dated: February 1, 2001

COMMONWEALTH CAPITAL VENTURES L.P.                             *
                                               ---------------------------------
                                               Michael T. Fitzgerald
By:  Commonwealth Venture Partners L.P.

                                                               *
                                               ---------------------------------
By:                  *                         Jeffrey M. Hurst
     ---------------------------------
     Michael T. Fitzgerald
     General Partner
                                                               *
                                               ---------------------------------
                                               R. Stephen McCormack, Jr.

COMMONWEALTH VENTURE PARTNERS L.P.


By:                  *
     ---------------------------------
     Michael T. Fitzgerald
     General Partner



* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of himself and the other above indicated filers pursuant to Powers of Attorney which are attached hereto as Exhibit 2 and
                                                              ---------
  incorporated herein by reference.


  /s/ Michael T. Fitzgerald
  ---------------------------------------

  Individually and as Attorney-in-fact

                              Page 10 of 12 pages

                                                                       Exhibit 1
                                                                       ---------
                                   AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Centra Software, Inc.

     This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED this 1st day of February, 2001.

COMMONWEALTH CAPITAL VENTURES L.P.                          *
                                            ---------------------------------
                                            Michael T. Fitzgerald
By:  Commonwealth Venture Partners L.P.

                                                            *
                                            ---------------------------------
By:                  *                      Jeffrey M. Hurst
     ---------------------------------
     Michael T. Fitzgerald
     General Partner
                                                            *
                                            ---------------------------------
                                            R. Stephen McCormack, Jr.

COMMONWEALTH VENTURE PARTNERS L.P.



By:                  *
     ---------------------------------
     Michael T. Fitzgerald
     General Partner

* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of himself and the other above indicated filers pursuant to Powers of Attorney which are attached hereto as Exhibit 2 and
                                                              ---------
  incorporated herein by reference.


  /s/ Michael T. Fitzgerald
  ---------------------------------

  Individually and as Attorney-in-fact

                              Page 11 of 12 pages

                                                                       Exhibit 2
                                                                       ---------


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Michael T. Fitzgerald, Jeffrey M. Hurst, R. Stephen McCormack, Jr. and Justin J. Perreault, acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of February, 2001.



                                        /s/ Michael T. Fitzgerald
                                        ----------------------------------------
                                        Michael T. Fitzgerald


                                        /s/ Jeffrey M. Hurst
                                        ----------------------------------------
                                        Jeffrey M. Hurst


                                        /s/ R. Stephen McCormack, Jr
                                        ----------------------------------------
                                        R. Stephen McCormack, Jr.


                                        /s/ Justin J. Perreault
                                        ----------------------------------------
                                        Justin J. Perreault

                              Page 12 of 12 pages